                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          MAXWELL SHOE COMPANY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

                      [LOGO OF MAXWELL SHOE COMPANY INC.]

                           MAXWELL SHOE COMPANY INC.
                        101 Sprague Street, P.O. Box 37
                 Readville (Boston), Massachusetts 02137-0037

                                                                  March 7, 2002

Dear Stockholder:

  You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Maxwell Shoe Company Inc. on Thursday, April 18, 2002 at 10:00 a.m., at the offices of FleetBoston Financial, 100 Federal Street, Boston, Massachusetts 02110. Members of your Board of Directors and management look forward to greeting those stockholders who are able to attend.

  The accompanying Notice and Proxy Statement, mailed on or about March 7, 2002, describe the matters to be acted upon at the meeting.

  It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, please sign, date and mail the enclosed proxy card at your earliest convenience. If you attend the meeting, you may withdraw your proxy and vote in person.

  In light of the events of September 11, 2001, FleetBoston Bank has implemented new security measures at their building, located at 100 Federal Street, Boston, MA 02110. As a result, if you plan to attend our Annual Meeting on April 18, 2002, you must telephone Maxwell Shoe Company at 617-333-4006 three (3) days prior to the meeting to provide your name so that advance arrangements can be made for you to obtain access to 100 Federal Street. If attending, your name will be given to the security staff at 100 Federal Street. You will also be required to present photo identification before entering the premises. We thank you in advance for your cooperation with these necessary security measures.

  Your interest and participation in the affairs of the Company are greatly appreciated.

                                          Respectfully,

                                          /s/ Mark J. Cocozza
                                          Mark J. Cocozza
                                          Chairman of the Board and
                                          Chief Executive Officer

                           MAXWELL SHOE COMPANY INC.
                        101 Sprague Street, P.O. Box 37
                 Readville (Boston), Massachusetts 02137-0037

                               ----------------

                   Notice of Annual Meeting of Stockholders
                           To be held April 18, 2002

                               ----------------

To The Stockholders of Maxwell Shoe Company Inc.:

  Notice is hereby given that the 2002 Annual Meeting of Stockholders of Maxwell Shoe Company Inc. will be held at the offices of FleetBoston Financial, 100 Federal Street, Boston, Massachusetts on Thursday, April 18, 2002 at 10:00 a.m., for the following purposes:

  1. To elect six directors;

  2. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record at the close of business on February 20, 2002 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                              By Order of the Board of Directors

                              /s/ James J. Tinagero
                              James J. Tinagero
                              Chief Operating Officer, Executive Vice
                               President and Secretary

Readville (Boston), Massachusetts
March 7, 2002

 YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           MAXWELL SHOE COMPANY INC.
                        101 Sprague Street, P.O. Box 37
                 Readville (Boston), Massachusetts 02137-0037

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                April 18, 2002

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being mailed on or about March 7, 2002 in connection with the solicitation of proxies by the Board of Directors of Maxwell Shoe Company Inc. (the "Company") for use at the 2002 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the offices of FleetBoston Financial, 100 Federal Street, Boston, Massachusetts on Thursday, April 18, 2002, at 10:00 a.m., and any adjournment or postponement thereof. At the Annual Meeting, the Company's stockholders will be asked to elect six directors, and to vote on such other matters as may properly come before the Annual Meeting.

  Throughout this Proxy Statement, fiscal 2002, fiscal 2001, fiscal 2000 and fiscal 1999 shall represent the fiscal years ending October 31, 2002, October 31, 2001, October 31, 2000 and October 31, 1999, respectively.

Persons Making the Solicitation

  The Company is making this solicitation and will bear the expenses of preparing, printing and mailing proxy materials to the Company's stockholders. In addition, proxies may be solicited personally or by telephone or facsimile by officers or employees of the Company, none of who will receive additional compensation therefore. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Company's Class A Common Stock.

Voting at the Meeting

  Stockholders of record at the close of business on February 20, 2002 of the Company's Class A Common Stock, par value $.01 per share ("Class A Common Stock") are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. On that date, 9,135,399 shares of Class A Common Stock were outstanding and entitled to vote. Each outstanding share of Class A Common Stock entitles the holder thereof to one vote.

  The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The Company believes that abstentions should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. In the absence of controlling precedent to the contrary, the Company intends to count broker non-votes as present or represented for purposes of determining the absence of a quorum for the transaction of business.

  Stockholders do not have the right to cumulate their votes in the election of directors.

Revocability of Proxy

  A proxy may be revoked by a stockholder prior to the voting at the Annual Meeting by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company. The mere presence at the Annual Meeting of the stockholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the Proxy Card by the stockholders or, if no instructions are indicated, will be voted FOR the slate of directors described herein and, as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of February 20, 2002, information relating to the beneficial ownership of the Company's Class A Common Stock by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Class A Common Stock, by each director, by each of the executive officers named below, and by all directors and executive officers as a group.

                                                           Beneficial
                                                            Ownership
                                                         As of February
                                                            20, 2002
                                                        *****Class A*****
                                                        ---------------------
                                                        Number of       % of
                            Name                        Shares(1)      Class
                            ----                        ----------     ------
     Mark J. Cocozza...................................    611,628(2)    6.04%
     James J. Tinagero.................................    147,350(3)    1.57%
     Richard J. Bakos..................................     40,000(4)    0.44%
     John F. Kelly.....................................     18,500(5)    0.20%
     Roger W. Monks....................................        --         --
     Maxwell V. Blum...................................     15,000(6)    0.16%
     Stephen A. Fine...................................     40,000(7)    0.44%
     Malcolm L. Sherman................................     40,000(7)    0.44%
     Anthony J. Tiberii................................     10,000(8)    0.11%
     FMR Corp..........................................  1,321,590(9)   14.47%
     Stadium Capital Management LP.....................  1,259,000(10)  13.78%
     Wasatch Advisors, Inc.............................    990,102(11)  10.84%
     Benson Associates, LLC............................    655,300(12)   7.17%
     SAB Capital Partners LP...........................    651,100(13)   7.13%
     Dalton, Greiner, Hartman, Maher & Co..............    582,600(14)   6.38%
     All officers and directors as a group (eight
      persons).........................................    922,478       8.55%

--------
 (1) Each executive officer and director has sole voting and investment power with respect to the shares listed. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (or the percentage of common stock voting power, as the case may be) (where the percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The address of each of the executive officers and directors is 101 Sprague Street, P.O. Box 37, Readville (Boston), Massachusetts 02137-0037.

 (2) Gives effect to the issuance of 611,628 shares of Class A Common Stock upon exercise of currently exercisable stock options held by Mr. Cocozza.

 (3) Gives effect to the issuance of 147,350 shares of Class A Common Stock upon exercise of currently exercisable stock options held by Mr. Tinagero.

 (4) Includes 100 shares of Class A Common Stock as to which Mr. Bakos has custodial responsibility for his minor children and 200 shares held by Mr. Bakos. Gives effect to the issuance of 40,000 shares of Class A Common Stock upon exercise of currently exercisable stock options held by Mr. Bakos.

 (5) Gives effect to the issuance of 18,500 shares of Class A Common Stock upon exercise of currently exercisable stock options held by Mr. Kelly.

 (6) Gives effect to the issuance of 15,000 shares of Class A Common Stock upon exercise of currently exercisable stock options held by Mr. Blum.

 (7) Gives effect to the issuance of 40,000 shares of Class A Common Stock upon exercise of currently exercisable stock options.

 (8) Gives effect to the issuance of 10,000 shares of Class A Common Stock upon exercise of currently exercisable stock options.

 (9) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 20, 2002. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(10) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 20, 2002. The address for Stadium Capital Partners LP is 430 Cowper Street, Suite 200, Palo Alto, California 94301.

(11) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 20, 2002. The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(12) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 20, 2002. The address for Benson Associates, LLC is 111 S.W. Fifth Avenue, Suite 2130, Portland, Oregon 97204.

(13) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 20, 2002. The address for SAB Capital Partners LP is 650 Madison Avenue, 26th Floor, New York, New York 10022.

(14) This information is based solely on a report obtained by the Company from Nasdaq-Online run on February 20, 2002. The address for Dalton, Greiner, Hartman, Maher & Co. is 565 Fifth Avenue, Suite 2101, New York, New York 10017.

                             ELECTION OF DIRECTORS

  A Board of six directors is to be elected at the 2002 Annual Meeting. The persons named in the Proxy Card as proxies for this meeting will vote in favor of each of the following nominees as directors of the Company unless otherwise indicated by the stockholder on the Proxy Card. Directors elected at the 2002 Annual Meeting will hold office until the next annual meeting of stockholders of the Company, and until their successors are duly elected and qualified, except in the event of their death, resignation, or removal. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. If any nominee should become unavailable prior to the election, the accompanying Proxy Card will be voted for the election in his or her stead of such other person as the Board of Directors may recommend.

Nominees

  The nominees for election as directors of the Company are Mark J. Cocozza, James J. Tinagero, Maxwell V. Blum, Stephen A. Fine, Malcolm L. Sherman and Anthony J. Tiberii, all of whom are presently serving as members of the Company's Board of Directors. See "Management-Executive Officers and Directors" for additional information concerning the nominees.

Board of Director's Recommendation.

  The Board of Directors unanimously recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on their Proxy Cards.

                                  MANAGEMENT

Executive Officers and Directors

  The executive officers and directors of the Company are as follows:

                                                                         Executive Officer
          Name           Age                  Position                   or Director Since
          ----           ---                  --------                   -----------------
Mark J. Cocozza.........  53 Chairman of the Board and Chief Executive         1987
                             Officer
James J. Tinagero.......  49 Chief Operating Officer, Executive Vice           1996
                             President and Secretary
Richard J. Bakos........  54 Vice President and Chief Financial Officer        1993
John F. Kelly...........  49 Vice President of Operations                      1998
Roger W. Monks..........  58 Vice President, Corporate Services                2000
Maxwell V. Blum.........  76 Director                                          1976
Stephen A. Fine(1)......  53 Director                                          1994
Malcolm L. Sherman(1)...  70 Director                                          1994
Anthony J. Tiberii(1)...  61 Director                                          2000

--------
(1) Member of the Audit Committee and of the Compensation and Stock Option Committee.

  Each director holds office until the next annual meeting of stockholders or until his or her successor has been elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

  Mr. Mark J. Cocozza was appointed Chairman of the Board and Chief Executive Officer in April 1998. Prior to that he served as President and Chief Operating Officer from October 1993 to April 1998, and served as President of the Mootsies Tootsies division since joining the Company in 1987. Prior to joining the Company, Mr. Cocozza served as President of Sperry Top-Sider division of Stride Rite Corporation. Mr. Cocozza has more than thirty years experience in the footwear industry.

  Mr. James J. Tinagero joined the Company as Executive Vice President in April 1996 and was appointed a Director and Secretary in 1998, and appointed Chief Operating Officer in 2000. Mr. Tinagero has served as President and Director of International Sales & Marketing Corporation, a New York based consulting firm for consumer products companies, from 1993 to 1996, as Executive Vice President of Bonaventure Textiles, U.S.A., a women's apparel company from 1992 to 1993, as President of Albert Nipon, a women's designer dress company from 1991 to 1992, and as President of Anne Klein and Company, a designer sportswear company from 1987 to 1991. From 1980 to 1987, he held various executive positions with Stride Rite Corporation.

  Mr. Richard J. Bakos joined the Company in 1987 as Controller and since October 1993 has served as Vice President of Finance and Chief Financial Officer. Before joining the Company, Mr. Bakos was Group Vice President of Finance and Administration for the Bodwell Fashion Group of the Wingspread Corporation. He has more than twenty years experience in the apparel and footwear industry.

  Mr. John F. Kelly joined the Company in 1993 as Controller and since April 1998 has served as Vice President of Operations. Prior to joining the Company, Mr. Kelly served as director of merchandising and controller for the wholesale division of Stride Rite Corporation.

  Mr. Roger W. Monks joined the Company in 2000 as Vice President of Corporate Services. Prior to joining the Company, Mr. Monks served as Senior Vice President, General Manager of Stride Rite Sourcing International, Inc. from 1996 to 1998, as Senior Vice President, Operations for the Keds Corporation from 1993 to 1996, and as Senior Vice President, Operations and Manufacturing for Stride Rite Childrens Group, Inc. from 1987 to 1993. Mr. Monks has more than 30 years experience in the footwear industry.

  Mr. Maxwell V. Blum founded the Company's business in 1949 and served as the Company's Chairman of the Board and Chief Executive Officer since its incorporation in 1976 until April 1998. Mr. Blum has more than fifty years experience in the footwear industry. Mr. Blum's wife is the first cousin of Mr. Malcolm L. Sherman.

  Mr. Stephen A. Fine has served as a member of the Board of Directors of the Company since May 1994. Mr. Fine has been a Director, President and Chief Operating Officer of the Biltrite Corporation, a manufacturer of a variety of rubber and plastic products, since 1985, and from 1982 to 1985 Mr. Fine served as Executive Vice-President of Biltrite. From 1970 to 1982, Mr. Fine held various executive positions with American Biltrite Inc. Mr. Fine also serves as a member of the Board of Directors of K-Swiss Inc., a manufacturer of athletic footwear.

  Mr. Malcolm L. Sherman has served as a member of the Board of Directors of the Company from May 1994 until November 1999 (when he resigned in order to avoid a potential conflict of interest) and was re-elected to the Board in late January 2000 (when the potential conflict no longer existed). Mr. Sherman was on the Board of Directors (since 1994) and served as Chairman of the Board and Chief Executive Officer at Ekco Group Inc. until 1999. Mr. Sherman has been a member of the Board of Directors of One Price, Inc., a company engaged in the apparel business since 1991; Active International, a media barter company since 1999; and Stethtech Corporation, a developer of medical devices since 1990. He has been Chairman of Gordon Brothers Group LLP, a merchant services business since 1993. He also served as President and Chief Executive Officer of Morse Shoe, Inc., a footwear retailer from 1992 to 1993, as a member of the Board of Directors of United States Trust Co. from 1980 to 1993, and as a member of the Board of Directors of CompuChem Labs Inc., a company specializing in drugs of abuse and environmental testing from 1982 to 1993. Mr. Sherman was the CEO of SmartBargains.com from November 2000 to December 2001. Mr. Sherman is the first cousin of Mr. Blum's wife.

  Mr. Anthony J. Tiberii has served as a member of the Board of Directors of the Company since April 2000. Since January 2000, Mr. Tiberii has served as a consultant to Reebok International Ltd. and its wholly owned subsidiary, The Rockport Company. From 1982 through 1999, Mr. Tiberii served in several executive officer roles for The Rockport Company, including President and Chief Executive Officer (October 1998--May 1999), Executive Vice President of Operations and Chief Financial Officer (1995-1998) and Senior Vice President and Chief Financial Officer (1982-1995). Mr. Tiberii has more than twenty years experience in the footwear industry.

Meetings and Committees of the Board of Directors

  The Board of Directors held eleven meetings in fiscal 2001 and all directors attended at least 75% of the meetings of the Board and Committees of which they were members.

  The Board of Directors has two committees. The Audit Committee is comprised of three independent members: Messrs. Fine, Sherman and Tiberii (Chairman). The Compensation and Stock Option Committee is comprised of Messrs. Fine, Sherman and Tiberii. There is no committee performing the function of a Nominating Committee.

  The Audit Committee held three meetings during fiscal 2001. The responsibilities of the Audit Committee include recommending to the Board the selection of the independent auditors and reviewing the Company's internal accounting controls. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the Company's accounting and internal control practices and policies, and the relationship between the Company and its independent auditors, including the availability of Company records, information and personnel.

  The Compensation and Stock Option Committee met once during fiscal 2001. The Compensation and Stock Option Committee focuses on executive compensation, the administration of the Company stock option and stock purchase plans and making decisions on the granting of discretionary bonuses.

                            EXECUTIVE COMPENSATION

  The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 2001, 2000, and 1999 by the persons who served as Chief Executive Officer at any time during the last fiscal year and the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of the last completed fiscal year end and whose salary and bonus exceeded $100,000 in fiscal 2001 ("Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                            Long Term Compensation
                                                                            ----------------------
                                             Annual Compensation                    Awards
                                  ----------------------------------------- ----------------------
                                                                                        Securities
                                                                            Restricted  Underlying
                                                 Bonus($)      Other Annual    Stock     Options/
Name and Principal Position  Year Salary($) (1)(2)(3)(4)(5)(6) Compensation Award(s)($)  SAR's(#)
---------------------------  ---- --------- ------------------ ------------ ----------- ----------
Mark J. Cocozza .........    2001 $578,813       $433,000          --           --           --
 Chairman of the Board
  and CEO                    2000 $578,813       $477,000          --           --       300,000
                             1999 $551,200       $279,031          --           --       150,000
James J. Tinagero .......    2001 $358,313       $266,000          --           --           --
 Chief Operating Officer,    2000 $358,313       $323,000          --           --        50,000
  Executive Vice             1999 $342,500       $171,000          --           --        50,000
  President, and
  Secretary
Richard J. Bakos.........    2001 $130,018       $ 20,000          --           --           --
 Vice President and CFO      2000 $124,320       $ 41,000          --           --           --
                             1999 $124,320       $ 20,000          --           --           --
John F. Kelly............    2001 $123,458       $ 30,000          --           --           --
 Vice President--
  Operations                 2000 $114,833       $ 20,000          --           --           --
                             1999 $111,875       $ 20,000          --           --           --
Roger W. Monks...........    2001 $131,996       $ 25,000          --           --           --
 Vice President,
  Corporate                  2000 $119,510       $    --           --           --           --
 Services                    1999  $94,080       $    --           --           --           --

--------
(1) The 2001 bonus amounts reflect senior management MIP bonuses earned under the Company's Senior Management Incentive Plan for fiscal 2001 and paid in fiscal 2002.

(2) The 2000 bonus amounts reflect senior management MIP bonuses earned under the Company's Senior Management Incentive Plan for fiscal 2000 and paid in fiscal 2000. For Mr. Cocozza and Mr. Tinagero, their bonuses amounted to $402,000 and $248,000, respectively.

(3) The 2000 bonus amounts also reflect bonuses earned under the Company's Acquisition Bonus Plan for fiscal 2000 and paid in fiscal 2001. For Mr. Cocozza, Mr. Tinagero and Mr. Bakos, these bonuses amounted to $75,000, $75,000 and $18,000 respectively.

(4) The 1999 bonus amounts reflect senior management MIP bonuses earned under the Company's Senior Management Incentive Plan for fiscal 1999 and paid in fiscal 2000. For Mr. Cocozza and Mr. Tinagero, these bonuses amounted to $92,000 and $58,000, respectively.

(5) The 1999 bonus amounts also reflect bonuses earned under the Company's Acquisition Bonus Plan for fiscal 1999 and paid in fiscal 2000. For Mr. Cocozza and Mr. Tinagero these bonuses amounted to $187,000 and $113,000, respectively.

(6) In June 2000, Mr. Monks joined the Company as Vice President of Corporate Services. In fiscal 1999 and part of fiscal 2000, Mr. Monks was a consultant to the Company.

Employment Agreements

  On April 27, 1998, the Company entered into employment agreements with Messrs. Cocozza and Tinagero, each of which was amended on April 8, 1999. On August 30, 2000, the Company entered into new employment agreements with each of Messrs. Cocozza and Tinagero, which agreements superceded those employment agreements dated April 27, 1998, as amended. Mr. Cocozza's current employment agreement expires on August 30, 2005, subject to automatic renewal each year thereafter unless either the Company or Mr. Cocozza gives the other party six months notice of its or his intention not to renew the agreement. Mr. Cocozza was compensated for the period from November 1, 2000 through the end of fiscal 2001 at an annualized base rate of $578,813. Mr. Cocozza's bonus for fiscal 2001 was determined pursuant to the Company's Senior Management Incentive Plan established by the Company's Compensation and Stock Option Committee. The employment agreement also provides for customary perquisites.

  Mr. Tinagero's current employment agreement expires on August 30, 2003, subject to automatic renewal each year thereafter unless either the Company or Mr. Tinagero gives the other party six months notice of its or his intention not to renew the agreement. Pursuant to this agreement, Mr. Tinagero was compensated for the period from November 1, 2000 through the end of the fiscal 2001 at an annualized base rate of $358,313. Mr. Tinagero's bonus for fiscal 2000 was determined pursuant to the Company's Senior Management Incentive Plan established by the Company's Compensation and Stock Option Committee. The employment agreement also provides for customary perquisites.

Severance Agreements

  Pursuant to his employment agreement, in the event of a termination of Mr. Cocozza's employment without Cause (as defined in the agreement) following a Change of Control (as defined in the agreement), Mr. Cocozza will be entitled to receive a cash payment (in addition to any salary or other amounts then due) based on a formula generally intended to result in aggregate payments to Mr. Cocozza equal to three times his average annual compensation (including bonuses and certain other taxable payments) for the five-year period preceding the Change of Control. The payment will be increased by certain amounts that are taken into account in determining whether Mr. Cocozza would be subject to the excise tax provisions of Section 4999 of the Internal Revenue Code. Mr. Cocozza will also be entitled to a continuation of benefits for at least three years after such termination. Mr. Cocozza has agreed that if the employment agreement is terminated prior to its scheduled expiration (or prior to the scheduled expiration of the extended term of the agreement, if any), he will not compete against the Company in the footwear industry for a period of 18 months following the termination of the agreement, subject to certain exceptions.

  Pursuant to his employment agreement, in the event of a termination of Mr. Tinagero's employment without Cause (as defined in the agreement) following a Change of Control (as defined in the agreement), Mr. Tinagero will be entitled to receive a cash payment (in addition to any salary or other amounts then due) based on a formula generally intended to result in aggregate payments to Mr. Tinagero equal to three times his average annual compensation (including bonuses and certain other taxable payments) for the five-year period preceding the Change of Control. The payment will be increased by certain amounts that are taken into account in determining whether Mr. Tinagero would be subject to the excise tax provisions of Section 4999 of the Internal Revenue Code. Mr. Tinagero will also be entitled to a continuation of benefits for at least three years after such termination. Mr. Tinagero has agreed that if the employment agreement is terminated prior to its scheduled expiration (or prior to the schedule expiration of the extended term of the agreement, if any) he will not compete against the company in the footwear industry for a period of 12 months following the termination of the agreement, subject to certain exceptions.

  On April 8, 1999 the Company entered into a Change of Control Severance Agreement with Mr. Bakos that expired on April 8, 2001. In April 2001 the agreement was amended to expire on April 8, 2003. In the event of a termination of Mr. Bakos' employment without cause (as defined in the agreement) or for good reason (as defined in the agreement) following a change of control (as defined in the agreement), Mr. Bakos will be entitled to receive a cash payment (in addition to any salary or other amounts then due) based on a formula generally intended to result in aggregate payment to Mr. Bakos equal to two times his average annual compensation (including bonuses and certain other taxable payments) for the five year period preceding the change of control. The payment will be increased by certain amounts that are taken into account in determining whether Mr. Bakos would be subject to the excise tax provision at Section 4999 of the Internal Revenue Code.

Consulting Agreement

  On April 27, 1998, the Company entered into a consulting agreement with Mr. Blum, which was amended on June 24, 1999. The amended Consulting Agreement expires on April 26, 2002. Pursuant to this agreement, Mr. Blum provides the Company certain services relating to strategic planning, customer relations and marketing issues, all as requested by the Chief Executive Officer of the Company for up to 240 hours per year. In consideration of Mr. Blum providing such consulting services to the Company, the Company provides to Mr. Blum an office, a secretary, reimbursement for business related (including travel) expenses, an automobile allowance and health insurance benefits available to senior executives of the Company under the Company's health plans.

Director Compensation

  Directors who are employees of the Company are not compensated for serving as directors. Directors who are not employees of the Company are each paid $20,000 per annum and an additional $1,000 per meeting for attending regular and special meetings and $500 per meeting for committee meetings of the Board of Directors and are reimbursed for expenses incurred in attending regular, special and committee meetings. Each non-employee director also receives an annual grant of options to purchase 5,000 shares of Class A Common Stock. See "Stock Plan."

Profit Sharing Plan

  The Company established a 401(k) Profit Sharing Plan effective January 1, 1991 (the "Plan"). After the attainment of age 21 and the completion of six months of service, an employee becomes a participant in the Plan on the next January 1 or July 1. Contributions made to the Plan by the Company are in the form of 401(k) contributions elected by the participants, and a discretionary profit sharing contribution in an amount determined each year by the Company. The Plan document governing the Plan is in the form of a NABEP Prototype Defined Contribution Retirement Plan and Non-standardized Profit Sharing CODA Adoption Agreement.

                                  STOCK PLAN

  The Stock Plan was approved by the Board of Directors and the stockholders of the Company on January 30, 1994. Every employee of the Company or any of its subsidiaries is eligible to be considered for the grant of Awards (as defined below) under the Stock Plan. As of February 20, 2002, the Company had approximately 150 such eligible employees. The Stock Plan authorizes the Committee (as defined below) to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of Class A Common Stock, or any other security or benefit with a value derived from the value of the Class A Common Stock. The Stock Plan also provides for the automatic grant of options to nonemployee directors of the Company. See "Nonemployee Director Options."

  The maximum number of shares of Class A Common Stock that may be issued pursuant to Incentive Options granted under the Stock Plan is 1,650,000. The maximum number of shares of Class A Common Stock that may be issued pursuant to all Awards (including Incentive Options) and Nonemployee Director Options granted under the Stock Plan is 1,650,000. As of February 20, 2002, there were 1,592,700 options granted (135,000 for Nonemployee Directors), 216,557 options exercised, 123,093 options canceled, 1,253,050 options outstanding, and 180,393 options available for future grant under the Stock Plan. Outstanding options are exercisable at prices varying from $1.00 to $17.50 per share.

  The purposes of the Stock Plan are to enable the Company and its subsidiaries to attract, retain and motivate their employees and consultants by providing for or increasing their proprietary interest in the Company, and to attract, retain and motivate the Nonemployee Directors of the Company (as defined below) and further align their interest with those of the Company's stockholders by providing for or increasing the proprietary interest of such directors in the Company.

  The Stock Plan is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The members of the Committee are appointed by the Board of Directors and serve on the Committee until replaced. The Committee determines, within the limitations of the Stock Plan, which eligible employees of the Company shall be recommended for Awards under the Stock Plan, the terms and conditions of such grant or sale and the number of shares to be optioned or sold. In addition, the Committee has the sole authority to (i) adopt, amend and rescind rules and regulations for the administration of the Stock Plan, (ii) construe and interpret the Stock Plan, the rules and regulations regarding the Stock Plan, and the agreements evidencing Awards under the Stock Plan, (iii) determine the terms and conditions of the Nonemployee Director Options that are automatically granted pursuant to the Stock Plan, and (iv) make all other determinations deemed necessary or advisable for the administration of the Stock Plan. Commencing November 1, 1996, option grants have been and will be recommended by the Committee to the full Board, if required, for approval in order for such option grants to comply with rules promulgated by the Securities and Exchange Commission. For federal income tax purposes, the maximum compensation payable under the Stock Plan during the term of the Stock Plan and all awards granted thereunder is equal to the aggregate number of shares for which awards may be granted under the Stock Plan multiplied by the fair market value of the Class A Common Stock on the relevant measurement date (which generally will be the exercise date in the case of an option that is not an incentive stock option as described below).

  The Stock Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not required to be qualified under Section 401(a) of the Internal Revenue Code (the "Code").

Nonemployee Director Options

  Each person who becomes a Nonemployee Director after the effective date of the Stock Plan will automatically be granted, upon becoming a Nonemployee Director, a Nonemployee Director Option to purchase 5,000 shares of Class A Common Stock. Each year, on the first business day following the date of the annual meeting of stockholders of the Company, or any adjournment thereof, at which directors of the Company are elected, each Nonemployee Director will automatically be granted an immediately exercisable option (a "Nonemployee Director Option") to purchase 5,000 shares of Class A Common Stock.

  Each Nonemployee Director Option granted under the Stock Plan will be exercisable in full upon the date of grant of such Nonemployee Director Option. Each Nonemployee Director Option granted under the Stock Plan will expire upon the first to occur of the following: (1) the second anniversary of the date upon which the optionee shall cease to be a Nonemployee Director; or
(2) the tenth anniversary of the Date of Grant of such Nonemployee Director Option. On September 14, 2000, the Board amended the Stock Plan so that, notwithstanding the foregoing, effective November 1, 1999, section (1) of the preceding sentence shall not apply to Nonemployee Director Options granted to a Nonemployee Director who has served on the Board for five or more years as of the date he or she ceases to serve on the Board.

  Shown below is information with respect to the unexercised options to purchase Class A Common Stock held by the Named Officers as of October 31, 2001.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                    Number of Securities      Value of Unexercised
                            Shares                 Underlying Unexercised   In-the-Money Options/SARs
                         Acquired on     Value    Options/SARs at FY-End(#)      at FY End($)(1)
Name                     Exercise (#) Realized($) Exercisable/Unexercisable Exercisable/Unexercisable
----                     ------------ ----------- ------------------------- -------------------------
Mark J. Cocozza.........    70,300      927,614        770,228/372,884          7,529,906/526,185
James J. Tinagero.......    41,700      363,152        180,400/82,900           1,354,949/285,479
Richard J. Bakos........         0            0           40,000/0                  251,935/0
John F. Kelly...........         0            0           18,500/0                  145,328/0
Roger W. Monks..........         0            0              0/0                       0/0

--------
(1) Represents the difference between the closing price of the Company's Class A Common Stock on the NASDAQ National Market on October 31, 2001 ($14.19) and the exercise price of the options.

                COMPENSATION AND STOCK OPTION COMMITTEE REPORT

  The Compensation and Stock Option Committee of the Board of Directors (the "Committee") determines executive officers' salaries and bonuses and administers and recommends grant awards under the Stock Plan.

Summary of Compensation Policies for CEO and Executive Officers

  The Company's philosophy is to maintain compensation programs, which attract, retain and motivate senior management with economic incentives, which are linked to financial performance and increased stockholder value. The key elements of the Company's executive compensation program consist of a base salary, potential for an annual bonus directly linked to overall Company performance and the grant of stock options and other stock incentive awards intended to align executive officer and stockholder economic interests. Generally, in formulating compensation arrangements for executives other than the Chief Executive Officer, the Committee solicits recommendations from the Chief Executive Officer, which it considers, modifies and approves.

 Salaries

  The Committee was formed in May 1994 after the Company's initial public offering. For fiscal 2001, the Committee established salaries at levels that reflect the Committee's assessment of prevailing salary levels among companies in the footwear and related industries and considered each executive's level of responsibility, talent and skills. The base salary of Mr. Cocozza and Mr. Tinagero are subject to the terms of employment agreements between Mr. Cocozza, Mr. Tinagero and the Company, respectively, which agreements were originally approved by the Board of Directors of the Company prior to the consummation of the Company's public offering. New employment agreements, which were entered into in April 1998, were amended in April 1999 and were subsequently replaced by new employment agreements in August 2000.

 Performance Bonuses

  The payment of performance bonuses to the Company's executive officers is a significant element of the Company's executive compensation program. Performance bonuses are designed to reward executive officers for the achievement of corporate goals and individual performance in achieving such goals and to compensate executive officers on the basis of the Company's financial results. Performance bonuses during fiscal 2001 were based on specific formulae linked to the financial results of the Company as specified in the Company's Senior Management Incentive Plan. Under this plan, executive officers could earn up to 100% of their salary as a bonus upon the Company attaining predetermined net income and return on asset goals. In fiscal 2001, the percentage of salary paid as a bonus under such plan was 73.4%.

 Stock Incentive Awards

  Stock incentive awards are also an important element of the Company's executive officer compensation program. Such awards are designed to strengthen management's long-term perspective on the Company's performance. Compensation derived from stock options or other stock-based awards are intrinsically related to long-term corporate performance and stockholder value. Stock-based incentive awards are awarded at the discretion of the Committee based on a variety of factors, including the executive officer's level of responsibility and such officer's ability to affect stockholder value, as well as the officer's demonstrated past and expected future performances. The Committee also takes into consideration prior stock option awards to the executive officer and the individual's overall equity position in the Company. The Committee believes that stock options and stock ownership by the Company's executive officers, as well as other members of the Company's senior management, other key employees and nonmanagement directors, are an essential element in aligning the interests of these individuals with those of the stockholders and thereby enhancing stockholder value. Each of the options so granted vests and become exercisable incrementally over a four-year period or five year period. The four-year and five-year vesting schedule associated with the options assures the long-term nature of this incentive compensation tool.

CEO Compensation

  The Committee believes the Chief Executive Officer's compensation should be heavily influenced by the Company's performance. In evaluating the compensation of Mark J. Cocozza, the Company's Chief Executive Officer, the Committee considered the financial results of the Company, the compensation paid to executives in similar positions in the footwear industry, and Mr. Cocozza's contribution to and length of service with the Company. The Committee also considered the substantial equity interest in the Company held by Mr. Cocozza and recognized that this equity interest serves to substantially align Mr. Cocozza's incentives with those of the Company's other stockholders. Based on these factors, the Committee approved Mr. Cocozza's fiscal 2001 base salary. As discussed above with respect to the payment of performance bonuses, the amount of Mr. Cocozza's bonus for fiscal 2001 was based on the formula specified in the Company's Senior Management Incentive Plan and the Company's Acquisition Bonus Plan.

  Beginning in 1994, a federal law generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. One of the exceptions to the deduction limit is for "performance-based compensation." To qualify as "performance-based," compensation payments must be made from a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

  The Committee intends to design the Company's compensation programs to conform with the legislation and final regulations so that total compensation paid to any employee will not exceed $1,000,000 in any one year, except for compensation payments in excess of $1,000,000, which qualify as "performance-based" or are otherwise exempt from the new law. However, the Company may pay compensation, which is not deductible in limited circumstances when prudent management of the Company so requires.

 Summary

  The Committee believes that the current compensation arrangements provide the Chief Executive Officer and the other executive officers with incentive to perform at superior levels and in a manner which is directly aligned with the economic interests of the Company's stockholders.

  Members of the Compensation and Stock Option Committee:

    Stephen A. Fine
    Malcolm L. Sherman
    Anthony J. Tiberii

February 20, 2002

  The above report of the Compensation and Stock Option Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

 Report of the Audit Committee

  The Audit Committee (the "Committee") is comprised of three independent directors and operates under a written charter adopted by the Board of Directors. The Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles. The Committee's responsibility is to monitor and oversee these processes. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

  The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee in accordance with generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees).

  The Committee discussed with the Company's independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

  In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2001, for filing with the Securities and Exchange Commission.

  Members of the Audit Committee:

    Anthony J. Tiberii, Chair
    Stephen A. Fine
    Malcolm L. Sherman

February 20, 2002

Audit Fees

  During the year ended October 31, 2001, the Company paid the Company's independent auditors, Ernst & Young LLP, $122,380 for services rendered for the audit of the Company's annual financial statements for the most recent fiscal year.

All Other Fees

  During the year ended October 31, 2001, the Company paid its independent auditors $100,464 for non-audit services rendered for the most recent fiscal year. Non-audit services consisted of tax planning, tax returns and royalty audits. The audit committee has determined that the provision of non-audit services is compatible with maintaining the outside auditor's independence.

Audit Committee Charter

  On April 13, 2000, the Company's Board of Directors adopted a charter for the Audit Committee of the Board, a copy of which was included as an Exhibit to the Company's proxy statement for the fiscal year ended October 31, 2000.

                         STOCK PRICE PERFORMANCE GRAPH

                Comparison of Five Year Cumulative Total Return
             Among Maxwell Shoe Company Inc. Class A Common Stock,
               NASDAQ Stock Market Index and Peer Group Index(1)

  The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              [PERFORMANCE GRAPH]

                                                Fiscal Year Ending
                         -----------------------------------------------------
------------
Company/Index/Market     10/31/1996 10/31/1997 10/31/1998 10/30/1999 10/29/2000 10/31/2001
--------------------     ---------- ---------- ---------- ---------- ---------
- ----------
Maxwell Shoe Company
 Inc. ..................   100.00     198.11     177.36     130.19     167.92     214.19
Peer Group Index........   100.00     130.89     107.93     130.05     169.19      92.06
Nasdaq Market Index.....   100.00     131.06     148.19     244.59     287.67     144.26

                   ASSUMES $100 INVESTED ON NOVEMBER 1, 1996
                         ASSUMES DIVIDENDS REINVESTED

--------
(1) The Company has selected a peer group index from a group of peer issuers in good faith because the Media General Industry Group 552-Footwear Index, formerly used by the Company in completing the Performance Graph, is no longer a published industry index. Hence, the Company has not included the Media General Industry Group 552-Footwear graph in the Performance Graph above. The peer group index selected by the Company consists of public companies in the women's and children's fashion footwear industry having annual net revenues less than $600 million. Stockholder return for each component issuer in the peer group is weighted to reflect such issuer's market capitalization at the beginning of each period shown. The peer group companies consist of Candie's Inc., Deckers Outdoor Corporation, Kenneth Cole Productions, Inc., Madden Steven, Ltd., Rocky Shoes & Boots, Inc. and The Stride Rite Corporation.

                             CERTAIN TRANSACTIONS

  The following is a description of certain transactions during the fiscal year ended October 31, 2001 in which officers and Directors of the Company and its affiliates or families had a direct or indirect interest.

  Prior to its initial public offering in May 1994, the Company was treated for federal and state income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code and comparable state tax laws. In connection with the Company's reorganization, reincorporation and initial public offering, the Company in March and May 1994 made distributions of S Corporation earnings in the aggregate amount of $20,227,000 of which $4,025,082 was distributed to Mr. Maxwell V. Blum, with the remainder distributed to parties related to Mr. Blum (collectively the "Former Principal Stockholders"). The Company and the Former Principal Stockholders have entered into a tax indemnification agreement (the "Tax Agreement"). Subject to certain limitations, the Tax Agreement provides for indemnification to the Former Principal Stockholders or to the Company in the event of an adjustment by a taxing authority that shifts federal and certain state income taxes to the Former Principal Stockholders or to the Company, respectively, between periods before and after the date of termination of the Company's status as a S Corporation. The Tax Agreement also provides for certain adjustments to the S Corporation dividends that were paid in connection with the Company's initial public offering in certain circumstances if the Company determines that such amounts differed in the aggregate from the previously undistributed S Corporation earnings.

  In fiscal 1994, the Company entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director and executive officer of the Company. The Indemnity Agreements provide that the Company will indemnify the director or officer (the "Indemnitee) against any amounts that he or she becomes legally obligated to pay in connection with any claim against him or her based upon any act, omission, neglect or breach of duty that he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Company; provided that such claim: is not based upon the Indemnitee's gaining any personal profit or advantage to which he or she is not legally entitled; (ii) is not for an accounting of profits made from the purchased or sale by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state law; and (iii) is not based upon the Indemnitee's knowingly fraudulent, deliberately dishonest or willful misconduct. The Indemnity Agreements also provide that all costs and expenses incurred by the Indemnitee in defending or investigating such claim shall be paid by the Company in advance of the final disposition thereof unless the Company, independent legal counsel, the stockholders of the Company or court of competent jurisdiction determines that: (i) the Indemnitee did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company; (ii) in the case of any criminal action or proceeding, the Indemnitee had reasonable cause to believe his or her conduct was unlawful; or (iii) the Indemnitee intentionally breached his or her duty to the Company or its stockholders. Each Indemnitee has undertaken to repay the Company for any costs or expenses so advanced if it shall ultimately be determined by a court of competent jurisdiction in a final, non-appealable adjudication that he or she is not entitled to indemnification under the Indemnity Agreements.

  The Company believes that the terms of all transactions between the Company and the Former Principal Stockholders and the officers and directors of the Company or any of their affiliates, described above are no less favorable to the Company than terms that could have been obtained from unaffiliated third parties.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

  Ernst & Young LLP was the Company's independent auditors for fiscal 2001 and will serve in the same capacity for fiscal 2002. The appointment of auditors is approved annually by the Board of Directors which is based in part on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviewed both the audit scope and estimated audit fees for the coming year. Stockholder approval is not sought in connection with this selection. A representative of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if he desires to do so and will respond to questions from stockholders.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the 2003 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than November 5, 2002 in order to be considered for inclusion in the Company's proxy materials for that meeting. Proposals must be in writing and sent via registered or certified mail addressed to Maxwell Shoe Company Inc., Attention: Corporate Secretary, at 101 Sprague Street, Readville (Boston), Massachusetts 02137. In addition, the Company's by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company's Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of the meeting.

                                 MISCELLANEOUS

  The Company's Annual Report to Stockholders for the fiscal year ended October 31, 2001, including the financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, accompanies this Proxy Statement.

  The Company is not aware of any other business to be presented at the Annual Meeting. If matters other than those described should properly arise at the meeting, the proxies will vote on such matters in accordance with their best judgment.

                              By Order of the Board of Directors,

                              /s/ James J. Tinagero
                              James J. Tinagero
                              Chief Operating Officer, Executive Vice
                              President and Secretary

Readville (Boston), Massachusetts
March 7, 2002

                                  DETACH HERE

PROXY                      MAXWELL SHOE COMPANY INC.                      PROXY

                             CLASS A COMMON STOCK
                        ANNUAL MEETING OF STOCKHOLDERS
                                April 18, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2002 Annual Meeting and revoking all prior proxies, constitutes and appoints MARK J. COCOZZA and JAMES J. TINAGERO and each of them (and, if two or more of them act hereunder, by action of a majority of them), attorneys and proxies of the undersigned and to vote all shares of Class A Common Stock, $.01 par value, of Maxwell Shoe Company Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (local time) on April 18, 2002 at the offices of FleetBoston Financial, 100 Federal Street, Boston, Massachusetts, and at any adjournment postponement thereof. All proxies shall be voted as directed, or if no direction is given, for the nominees named on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THE PROXY STATEMENT, AND ACCORDING TO THE JUDGMENT OF THE PROXIES WITH RESPECT TO ITEM 2.

--------------------------------------------------------------------------------
           PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Please date and sign exactly as your name or names appear hereon. If more than one registered owner, all should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

__________________________________________  ___________________________________

__________________________________________  ___________________________________

__________________________________________  ___________________________________

MAXWELL SHOE COMPANY INC.
C/O EQUISERVE
P.O. BOX 9398
BOSTON,MA 02205-9398



                                  DETACH HERE


[X] Please mark
    votes as in
    this example.


          1. Election of Directors.

             (1) Mark J. Cocozza       (4) Stephen A. Fine
             (2) James. J. Tinagero    (5) Malcolm L. Sherman
             (3) Maxwell V. Blum       (6) Anthony J. Tiberii

                  FOR   [_]            [_] WITHHELD
                  ALL                      FROM ALL
               NOMINEES                    NOMINEES

          [_] __________________________________________________
                 For all nominees except as noted above


          2. In the discretion of the proxy holders with respect to any other matter which may properly come before the 2002 Annual Meeting and at any adjournment or postponement thereof. The Board of Directors is presently not aware of any other matters that will be presented at the meeting.

             Mark box at right if an address change or comment has been   [_]
             noted on the reverse side of this card.

Signature: ____________ Date: ______________ Signature: ________Date: __________